Exhibit 99.1

Company Contact: Jay Shafer, President The Amacore Group, Inc.	Investor Relations Contact: Seventh Circle Consulting, LLC Christine Petraglia – 646-354-8886

FOR IMMEDIATE RELEASE

THE AMACORE GROUP, INC. ACQUIRES
US HEALTH BENEFITS GROUP, INC.

LAKE MARY, FL, April 2, 2008 -- The Amacore Group, Inc., (OTC BB: ACGI), a leader in providing health-related membership benefit programs, insurance programs, and other innovative and high-quality solutions to individuals, families and employer groups nationwide, today announced that on March 31, 2008, the Company made an important and strategic acquisition of US Heath Benefits Group, Inc. (USHBG), a call center-based marketing company.

Through its inbound telemarketing division comprised of multiple call centers (over fifty seats), USHBG engages in the marketing of association membership programs and health insurance plans to individuals and families throughout the United States. In addition, it utilizes its proprietary call center software application (LeadMaster) to connect consumers who are searching online for a health care quote with sales agents in one of its multiple call centers for sales agents to service customers. For purposes of the acquisition, the parties valued USHBG at $14,300,000 and the consideration for the acquisition was comprised of a combination of cash and stock..

The USHBG Pompano-based group includes three companies:

•	US Healthcare Plans, Inc, a health benefit discount plan marketing company;
•	On The Phone, Inc., a consulting company; and
•	US Health Benefits Group, Inc., a health benefit plan marketing company.

With a proven track record of profitability, USHBG currently markets Amacore’s wholly-owned subsidiary LifeGuard Benefit Services, Inc.’s DirectMed association membership programs generating approximately $1 million a month in gross revenue for LifeGuard, resulting in $500,000 per month in revenue to USHGB.

Howard Knaster, founder and President of USHBG said, "I am very excited about joining Amacore and their management team in an effort to be a part of their well-respected organization.  I believe Amacore's product line is exactly what my company needs to increase sales and take my existing business to the next level.  The biggest challenge for my company the past two years has been obtaining a solid line of products and services to attract and maintain a solid customer base.  US Health Benefits Group's sales staff now can offer Amacore’s vast array of quality products and services along with its administration support staff, which will benefit our customers tremendously.  In addition, since we are already aggressively marketing Amacore’s and LifeGuard’s vast array of products, there is absolutely no lag time in implementation and integration of our combined resources.”

Jay Shafer, President of The Amacore Group, said, “We are extremely excited about the addition of USHBG to the Amacore team and the capabilities Howard brings to the marketing efforts of Amacore.  This further demonstrates our commitment to building a nationwide distribution system for health care products.  Not only does this enhance our call center capabilities, but it broadens Amacore’s base by providing a source for lead generation that can be expanded across all of Amacore’s distribution channels and thereby increasing sales company wide.  This is a very exciting time to be part of the Amacore family of companies.”

About The Amacore Group, Inc.

The Amacore Group, Inc. (www.amacoregroup.com) offers innovative and affordable healthcare solutions to families, individuals, small and large employer groups, and association markets through a wide array of unique products, benefits and services created for the consumer driven healthcare market. The Company also offers a unique and proprietary administrative system that supports call center management, agent distribution and affinity marketing for all levels of product delivery and reporting. Amacore has created several limited medical programs that include its new Diamond Series and Discount Medical programs, featuring Smarthealth Plus and Smarthealth Premier, which expand the Company's offerings beyond its very successful eye care program, Eye Care International (www.ecivisionplan.com). These new programs offer discounts on quality hearing, dental, vision and doctor visits, among other benefits. Amacore is aggressively signing distribution and sales contracts with marketing companies to offer these programs nationwide. Through its wholly-owned subsidiary, LifeGuard Benefit Solutions, Inc., Amacore now has the ability to provide administrative and back-office services to other healthcare companies in addition to expanding its own call center capability through its wholly-owned subsidiary, JRM Benefits Consultants, LLC and USHBG.  Zurvita, Inc., Amacore’s newly formed, wholly-owned subsidiary specializing in direct to consumer multi-level marketing, provides yet another channel for Amacore’s ever-increasing range of healthcare and healthcare-related products.

This press release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as "may," "should," "plan," "intend," "potential," "continue," "believe," "expect," "predict," "anticipate" and "estimate," the negative of these words or other comparable words. These statements are only predictions. One should not place undue reliance on these forward-looking statements. The forward-looking statements are qualified by their terms and/or important factors, many of which are outside the Company's control, involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made. The forward-looking statements are based on the Company's beliefs, assumptions and expectations of our future performance, taking into account information currently available to the Company. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described in "Risk Factors" in the prospectus, not all of which are known to the Company. Neither the Company nor any other person assumes responsibility for the accuracy or completeness of these statements. The Company will update the information in this press release only to the extent required under applicable securities laws. If a change occurs, the Company's business, financial condition, liquidity and results of operations may vary materially from those expressed in the aforementioned forward-looking statements.